For Release: April 15, 2004
Contact: Rosemary Walker
802/865-1838

Merchants Bancshares, Inc. Announces 2004 First Quarter Results

SOUTH BURLINGTON, VT - Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $2.82 million, or diluted earnings of 45 cents per share, for the quarter ended March 31, 2004. This compares with net income of $2.73 million, or diluted earnings per share of 44 cents for the quarter ended March 31, 2003. The return on average assets was 1.14% and the return on average equity was 12.88% for the first quarter of 2004, compared to 1.29% and 13.16%, respectively, for the first quarter of 2003. Merchants declared a dividend on April 15, 2004, of 27 cents per share payable May 13, 2004, to shareholders of record as of April 29, 2004.

Key to understanding Merchants' recent performance is an appreciation of the impact on Merchants' net interest margin of fifteen months of historically low interest rates. Merchants has experienced considerable margin erosion in the low interest rate environment that has existed since the end of 2002. The net interest margin for the first quarter of 2004 was 4.23% compared to 4.68% for the first quarter of 2003. However, as a result of strong balance sheet growth over the last year, Merchants has increased its quarter over quarter net interest income dollars by $582 thousand to $9.78 million from $9.20 million. When comparing average balances for the first quarters of 2004 and 2003 Merchants' quarter over quarter growth was 13.9% in the loan portfolio, 28.6% in the investment portfolio and 6.7% in deposits. Loan and deposit growth has slowed somewhat during the first quarter of this year. Average first quarter deposits were $801.73 million, a slight decrease from fourth quarter 2003 average of $804.69 million. Average loans for the first quarter of 2004 were $567.25 million, an increase of $2.83 million over fourth quarter 2003 average balance of $564.42 million. Although overall deposits were down slightly from year end, Merchants has continued its emphasis on increasing its marquee Free Checking for Life® product; average quarterly balances grew at an annualized 20.9% pace from the fourth quarter of 2003 through the first quarter of 2004. Overall deposit product sales were up 4.8% over the first quarter of 2003. Within the product categories Merchants has experienced increases in money market deposit product sales due to a modification in the product, which made the account more attractive to middle income households. On the loan side, Merchants has experienced a slow down in residential mortgage activity, as refinancing activity has slowed after a record year in 2003. Merchants continues to see increases in commercial and commercial mortgage loan balances as a result of calling efforts to targeted prospects.

Merchants' investment portfolio ended the quarter at $327.59 million, a slight decrease from the year end balance of $340.34 million, and an increase of $47.18 million over March 31, 2003, ending balances of $280.41 million. Merchants' total FHLB borrowing position was $55.10 million at March 31, 2004, compared to $60.32 million at year end, and $5.00 million at the end of the first quarter of last year. The average balance in the investment portfolio for the first quarter of 2004 was $361.81 million compared to $281.37 million for the first quarter of 2003, and $338.04 million for the fourth quarter of 2003. Merchants continued its leverage strategy,


begun during the second quarter of 2003, through the first quarter of this year. This balance sheet leverage has helped Merchants continue to grow its net interest income dollars in spite of continued pressure on its net interest margin.

During the quarter Merchants recognized a $764 thousand loss on the sale of an asset-backed security. Merchants liquidated its position on March 8, 2004 immediately following a significant downgrade of the bond by investment analysts. After recognizing the loss on the asset-backed security, management undertook a further evaluation of the investment portfolio and identified $39.76 million in other bonds to be sold. The majority of the bonds sold were also asset-backed securities. These sales resulted in securities gains of $703 thousand. After the sales, Merchants' asset-backed securities totaled $15.94 million. In most instances, the sale of the bonds eliminated or reduced exposure to a specific market segment, or to a specific servicer. The proceeds from these sales were used to pay down short-term FHLB borrowings. Security sales for the first quarter totaled $54.48 million and generated a net gain of $63 thousand.

Merchants' new branches in White River Junction and St. Albans, VT, have both consistently been in the top five in product sales since they opened. These two branches accounted for 9.1% of total product sales for the quarter. Merchants monitors profitability for each of its branches; although White River Junction and St. Albans are not yet profitable, their performance for the quarter was well within Merchants' original targets.

Nonperforming assets were $996 thousand, or 0.10% of total assets, at March 31, 2004. This is a decrease of $3.75 million compared to the March 31, 2003 balance of $4.74 million, and a decrease of $1.22 million from the December 31, 2003 balance of $2.21 million. Despite uncertainties in local and national economies, asset quality measurements have shown consistent improvement during the past twelve months. Delinquency, charge-offs and non-accrual loans are all at extremely low levels.

At March 31, 2004, the allowance for loan losses stood at $7.96 million, 1.39% of total loans and 799% of nonperforming loans, compared to $8.48 million, 1.64% of total loans and 181% of nonperforming loans at March 31, 2003. Merchants had very little activity in the allowance for loan losses during the first quarter; charge-offs of less than $1 thousand and recoveries of $9 thousand were recorded. There was no provision for loan losses during the first quarter of 2004 or 2003.

Total noninterest income increased $70 thousand to $2.15 million for the first quarter of 2004 from $2.08 million for the first quarter of 2003. Net gains on sales of investments totaled $63 thousand for the first quarter of 2004, and $217 thousand for the first quarter of 2003. Excluding net gains on sales of securities total noninterest income increased $224 thousand to $2.09 million for the first quarter of 2004 from $1.86 million for the first quarter of 2003. This 12.0% increase in noninterest income is due in large part to the increased level of electronic transactions being processed, and to increases in overdraft activity. Year to date overdraft fee income increased $149 thousand when comparing the first quarter of the current year to the same quarter last year; this represents a 22.4% increase. Merchants has continued to successfully move its customers' activity toward electronic transactions. ATM and debit card volumes are 19.8% higher than the same quarter one year ago. Year to date net electronic banking fees have increased $122 thousand during the same time period.


Total noninterest expense increased $606 thousand to $8.18 million for the first quarter of 2004 from $7.57 million for the first quarter of 2003. Total salaries and employee benefits expense increased $118 thousand, or 3.1%, to $3.94 million from $3.82 million for the first quarter of 2004 compared to 2003, the result of normal pay increases.

Occupancy and Equipment expenses increased $218 thousand, or 16.9% for the first quarter of 2004 compared to the first quarter of 2003. Approximately $105 thousand of this increase is attributable to Merchants' two de novo branches. Additionally, $50 thousand of the increase is associated with Merchants' network server infrastructure and desktop computer upgrade completed in the fourth quarter of 2003. The balance is a result of increased software maintenance costs and normal increases in building maintenance and rental expense. Legal and Professional fees increased $112 thousand, or 36.0%, quarter over quarter. This increase is primarily attributable to professional fees associated with the infrastructure project mentioned above, and increased investment advisory fees. Merchants' marketing expenses increased $81 thousand, or 26.9%, for the first quarter of 2004 compared to 2003 as Merchants undertook a marketing initiative in the first quarter of the year to advance a new home equity product lineup.

Mr. Joseph Boutin, President and Chief Executive Officer, Mr. Mike Tuttle, Chief Operating Officer and Ms. Janet Spitler, Chief Financial Officer, will host a conference call to discuss these earnings results at 9:00 a.m. Eastern Time on Friday April 16, 2004. Interested parties may participate in the conference call by dialing 800-230-1085; the title of the call is Earnings Release Conference Call for Merchants Bancshares, Inc. Participants are asked to call in a few minutes prior to the call in order to register. A replay will be available through April 23, 2004. The U.S. replay dial-in number is 800-475-6701 and the replay access code is 717265.

The mission of Merchants Bank is to provide best-in-class community banking services to Vermonters. This commitment is fulfilled through a community, branch-based, system that includes 35 bank offices throughout the state of Vermont, employees dedicated to quality customer service, and innovative banking products such as Free Checking for Life®, MoneyLYNX® money market accounts, and CommerceLYNX® business banking products. Merchants Bank also includes a trust and investment division, known as Merchants Trust Company, serving individuals and institutions. Total assets of Merchants are $960 million. For more information about Merchants Bank visit our website at www.mbvt.com. Merchants' stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC.

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Merchants' current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Merchants' actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants' control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions in Vermont, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants' markets, and changes in the financial condition of Merchants' borrowers. The forward-looking statements contained herein represent Merchants' judgment as of the date of this report, and Merchants cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants' reports filed with the Securities and Exchange Commission.


Merchants Bancshares, Inc.
Financial Highlights
For the period ended March 31, 2004
(In thousands except share and per share data)

	03/31/04	12/31/03	03/31/03	12/31/02
Balance Sheets - Period End
Total assets	$960,068	$969,902	$867,372	$854,495
Loans	573,977	568,997	515,527	495,588
Allowance for loan losses ("ALL")	7,962	7,954	8,480	8,497
Net loans	566,015	561,043	507,047	487,091
Investment securities	327,589	340,337	280,413	270,215
Fed funds sold and securities purchased
under agreements to resell	--	--	11,011	31,500
Other real estate owned ("OREO")	--	--	57	57
Other assets	66,464	68,522	68,844	65,632
Deposits	801,808	808,083	768,004	755,274
Short-term borrowings	31,078	57,058	504	4,000
Long-term debt	26,368	6,618	6,340	2,377
Other liabilities	10,986	11,830	8,375	10,086
Shareholders' equity	89,828	86,313	84,149	82,758
Balance Sheets - Quarter-to-Date Averages
Total assets	$990,749	$965,247	$848,963	$844,656
Loans	567,250	564,421	497,976	491,494
Allowance for loan losses	7,958	8,032	8,480	8,678
Net loans	559,292	556,389	489,496	482,816
Debt securities, includes Federal Home Loan
Bank Stock	361,805	338,042	281,372	278,842
Fed funds sold, securities purchased under
agreements to resell and interest bearing
deposits with banks	1,680	1,398	18,680	17,762
Other assets	67,972	69,418	59,415	65,236
Deposits	801,727	804,694	751,461	748,585
Short-term borrowings	73,260	57,962	754	2,682
Long-term debt	14,717	6,482	3,231	2,383
Other liabilities	13,476	10,571	10,406	6,432
Shareholders' Equity	87,569	85,538	83,111	84,574
Interest earning assets	930,735	903,861	798,028	788,098
Interest bearing liabilities	783,713	760,812	662,405	655,914
Ratios and Supplemental Information
Book value per share	$14.45	$13.93	$13.61	$13.39
Tier I leverage ratio	8.64%	8.70%	9.28%	9.17%
Period end common shares outstanding	6,218,052	6,196,053	6,180,996	6,178,438
Credit Quality - Period End
Nonperforming loans ("NPLs")	$996	$2,212	$4,684	$3,699
Nonperforming assets ("NPAs")	996	2,212	4,741	3,756
NPLs as a percent of total loans	0.17%	0.39%	0.91%	0.75%
NPAs as a percent of total assets	0.10%	0.23%	0.55%	0.44%
ALL as a percent of NPLs	799%	360%	181%	230%


	For the Three Months Ended
	March 31,	March 31,	December 31,
	2004	2003	2003
Operating Results
Interest income
Interest and fees on loans	$8,040	$8,032	$8,027
Interest and dividends on investments	3,599	3,292	3,459
Total interest income	11,639	11,324	11,486
Interest expense
Deposits	1,579	2,097	1,656
Short-term borrowings	204	2	157
Long-term debt	76	27	42
Total interest expense	1,859	2,126	1,855
Net interest income	9,780	9,198	9,631
Net interest income after provision for loan losses	9,780	9,198	9,631
Noninterest income
Trust company income	378	345	355
Service charges on deposits	1,147	1,050	1,210
Gain (loss) on sale of investments, net	63	217	7
Other noninterest income	563	469	620
Total noninterest income	2,151	2,081	2,192
Noninterest expense
Salaries and employee benefits	3,935	3,817	3,584
Occupancy and equipment expenses	1,510	1,292	1,431
Legal and professional fees	423	311	339
Marketing expenses	382	301	506
Equity in losses of real estate limited partnerships	413	402	411
Other noninterest expense	1,514	1,448	1,574
Total noninterest expense	8,177	7,571	7,845
Income before income taxes	3,754	3,708	3,978
Income taxes	934	974	1,085
Net income	$2,820	$2,734	$2,893
Ratios and Supplemental Information
Weighted average common shares outstanding	6,210,260	6,182,477	6,194,013
Weighted average diluted shares outstanding	6,281,158	6,236,335	6,269,367
Basic earnings per common share	$0.45	$0.44	$0.47
Diluted earnings per common share	0.45	0.44	0.46
Return on average assets	1.14%	1.29%	1.20%
Return on average shareholders' equity	12.88%	13.16%	13.53%
Net interest rate spread	4.08%	4.46%	4.08%
Net interest margin	4.23%	4.68%	4.23%
Efficiency ratio (1)	62.79%	62.44%	60.26%
(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sale of securities, state franchise taxes, and any significant nonrecurring items.

Note:	As of March 31, 2004, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $8.3 million.
